Exhibit 11.1

Independent Auditor’s Consent

We consent to the inclusion of our report dated April 12, 2017, with respect to the financial statements of MogulREIT I, LLC as of December 31, 2016, and for the period from March 2, 2016 (Inception) through December 31, 2016, appearing in this Annual Report on Form 1-K of MogulREIT I, LLC.

/s/ CohnReznick LLP

Bethesda, Maryland

April 12, 2017